UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
June 1, 2010

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On  June 1, 2010, Measurement Specialties, Inc. (the “Company”), entered into a new Credit Agreement (the "Senior Secured Credit Facility") dated June 1, 2010 entered into a new Credit Agreement (the "Senior Secured Credit Facility") dated June 1, 2010 among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the "Senior Secured Facility Agents"), Bank of America, N.A., as syndication agent, and certain other parties thereto (the "Credit Agreement").

Proceeds from the Senior Secured Credit Facility were used in part to refinance the Company’s previous Amended and Restated Credit Agreement effective as of April 1, 2006 among the Company, General Electric Capital Corporation, as agent and a lender, and certain other parties thereto and will provide for the working capital needs of the Company, including to effect permitted acquisitions.

The Senior Secured Credit Facility consists of a $110 million revolving credit facility (the "Revolving Credit Facility") with a $50 million accordion feature enabling expansion of the Revolving Credit Facility to $160 million.  The Senior Secured Credit Facility has a variable interest rate based on either the London Inter-bank Offered Rate ("LIBOR") or the ABR Rate (prime based rate) with applicable margins ranging from 2.00% to 3.25% for LIBOR based loans or 1.00% to 2.25% for ABR Rate loans.  The applicable margins may be adjusted quarterly based on a change in the leverage ratio of the Company.  The Senior Secured Credit Facility also includes the ability to borrow in currencies other than U.S. Dollars, such as the Euro and Swiss Franc, up to $66 million.   Commitment fees on the unused balance of the Revolving Credit Facility range from 0.375% to 0.50% per annum of the average amount of unused balances.  The Senior Secured Credit Facility will expire on June 1, 2014 and all balances outstanding under the Revolving Credit Facility will be due on such date.  The Senior Secured Credit Facility includes an inter-creditor arrangement with Prudential (as defined below) and is on a pari passu (equal force) basis with the Prudential Shelf Facility (as defined below).

The Senior Secured Facility includes specific financial covenants for maximum leverage ratio and minimum fixed charge coverage ratio, as well as customary representations, warranties, covenants and events of default for a transaction of this type.  Consolidated EBITDA for debt covenant purposes is the Company's consolidated net income determined in accordance with GAAP minus the sum of income tax credits, interest income, gain from extraordinary items for such period, any aggregate net gain during such period, any aggregate net gains arising from the disposition of capital assets, any non-cash gains, and gains due to fluctuations in currency exchange rates, plus the sum of  any provision for income taxes, interest expense, loss from extraordinary items (including, up to an aggregate of $10 million from export control matters), any aggregate net loss arising from the disposition of capital assets, the amount of non-cash charges for such period, amortized debt discount for such period, losses due to fluctuations in currency exchange rates and the amount of any deduction to consolidated net income as a result of any grant to any members of the management of the Company of any equity interests.  The Company's leverage ratio consists of total debt less unrestricted cash maintained in U.S. bank accounts which are subject to control agreements in favor of JPMorgan Chase Bank, N.A., as Collateral Agent, to Consolidated EBITDA.  Adjusted fixed charge coverage ratio is Consolidated EBITDA less capital expenditures divided by fixed charges.  Fixed charges are the last twelve months of scheduled principal payments, taxes paid in cash and consolidated interest expense.  All of the aforementioned financial covenants are subject to various adjustments, which are detailed in the Credit Agreement.

On June 1, 2010, the Company entered into a Master Shelf Agreement (the "Prudential Shelf Facility") with Prudential Investment Management, Inc. ("Prudential") whereby Prudential agreed to purchase up to $50 million of senior secured notes (the "Senior Secured Notes") issued by the Company.  Prudential purchased $20 million of the Senior Secured Notes on June 1, 2010, and the remaining $30 million of the Senior Secured Notes may be purchased at the discretion of Prudential or one or more of its affiliates upon the request of the Company.  The Senior Secured Notes purchased on June 1, 2010 have fixed interest rate of 5.70% as to $10 million of such Senior Secured Notes and 6.15% as to $10 million of such Senior Secured Notes and are due on June 1, 2015 and 2017, respectively.   The Prudential Shelf Facility includes specific financial covenants for maximum total leverage ratio and minimum fixed charge coverage ratio consistent with the Senior Secured Credit Facility, as well as customary representations, warranties, covenants and events of default.  The Prudential Shelf Facility includes an inter-creditor arrangement with the Senior Secured Facility Agents and is on a pari pasu (equal force) basis with the Senior Secured Facility.

The Company has provided a security interest in substantially all of the Company's U.S. based assets as collateral for the Senior Secured Facility and the Prudential Shelf Facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press release issued by Measurement Specialties, Inc., dated June 1, 2010.
99.2 Senior Secured Credit Facility Agreement by and among Measurement Specialties, Inc. and JPMorgan Chase Bank and Bank of America dated June 1, 2010.
99.3 Master Shelf Agreement with Prudential Investment Management, Inc. dated June 1, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Mark Thomson
Mark Thomson
Chief Financial Officer

Date:  June 1, 2010